Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE

SUPPLY AGREEMENT

This SUPPLY AGREEMENT, effective as of the last date of signature below (the “Effective Date”), is entered into between Auris Health, Inc., (“Buyer”) a Delaware company with offices located at 150 Shoreline Drive, Redwood City CA 94065 and Encision Inc. (“Seller”), a Colorado company with offices located 6797 Winchester Circle, Boulder CO 80301, USA. Both Buyer and Seller are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller is engaged in the manufacturing and selling of Products (as defined below);

WHEREAS, Buyer desires to purchase Products from Seller pursuant to the terms of this Agreement; and

WHEREAS, Buyer desires to license certain intellectual property of Seller in connection with the Products purchased from Seller pursuant to the terms of this Agreement:

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, the Parties hereto further agree as follows:

1           Definitions

As used throughout this Agreement, each of the following terms shall have the respective meaning set forth below:

1.1	“AADF” shall mean the warehouse storage facility used by Buyer to store Products used in Buyer’s manufacturing operations located in [***] or such successor storage facility as Buyer may specify by notice to Seller.
1.2	“AEM Technology” shall mean Seller’s Active Electrode MonitoringTM technology. A proprietary and patented means intended to safely shunt intraoperative capacitive energy from surgical instruments and a means of rapid insulation failure detection intended to safeguard patients and users from injuries from aforementioned stray energy.
1.3	“Affiliate” of a Party shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.4	“Agreement” shall mean this Supply Agreement, including the appendices, exhibits, and attachments hereto, and any modifications made hereto or thereto.
1.5	“Authorized to Ship” shall mean the quantity of Products that appear in the Buyer Scheduling System or in purchase orders requested by Buyer for shipment.
1.6	“Background IP” shall mean a Party’s intellectual property rights acquired or developed by or for it (i) prior to the Effective Date of the MSA; or (ii) after the Effective Date of the MSA and independently of the Party’s performance of its obligations under the MSA or this Agreement, and without using the confidential information or intellectual property of the other Party, or any modifications thereof.
1.7	“Buyer Materials” means any intellectual property or other materials, including trade secrets, know-how, expertise, experience, technical design, engineering and test data and other information including prints, drawings, computer discs, technical brochures, parts lists, test specifications and vendor lists known, owned, or controlled by Buyer which are provided to Seller to fulfill and perform its obligations under this Agreement.
1.8	“Buyer Scheduling System” shall mean the system used by Buyer to create binding orders for Products by written or electronic purchase order (or by any other means agreed to by the Parties, which may include Buyer’s web-based supplier portal currently located at www.endosupplier.com) to Seller, which shall set forth the quantity of Products that Buyer requests for shipment.
1.9	“Change of Control” shall mean any transaction or series of related transactions occurring after the date of this Agreement resulting in: (a) any acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Seller or any tender offer or exchange offer that if consummated would result in any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning more than fifty percent (50%) of the outstanding voting securities of the Seller; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Seller or its subsidiaries (i) pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Seller stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than fifty percent (50%) of the voting power of the surviving or resulting entity or (ii) as a result of which the Seller stockholders (as a group) immediately prior to the consummation of such transaction would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than fifty percent (50%) of the voting power of the surviving or resulting entity; (c) any sale or disposition of more than fifty percent (50%) of the assets of the Seller and its subsidiaries on a consolidated basis (determined on a fair market value basis); or (d) any liquidation or dissolution of the Seller.

1.10	“CoC Notice” has the meaning set forth in Section 9.7.1.
1.11	“Consumable Tools” shall mean those parts that shall be replaced as normal tear and wear of the Tooling occurs. Consumable Tools are parts such as injector pins and cavity cores but are not limited to these.

1.12        “Encision-Contributed IP” shall mean all Seller Background IP incorporated into, included with, or otherwise necessary for Buyer to fully exploit any deliverable identified in the MSA or any Statement of Work issued thereunder, including without limitation the Encision-Contributed IP identified and described by Seller in the attached Exhibit C (Encision Contributed IP), and any Improvement to the foregoing.

1.13	“End of Life Plan” shall mean a plan to support the disengagement of the Parties from the transactions contemplated herein for the development, manufacture and purchase of Products upon termination of the Agreement or obsolescence of the Product.
1.14	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

1.15        “FCA” shall have the meaning described in Incoterms 2020, including that (i) Seller is responsible for loading the Products or having the Products loaded to designated carrier at Seller’s facility; (ii) Buyer must carry out all tasks of export & import clearance; (iii) carriage and insurance is to be arranged by the Buyer unless otherwise agreed by the Parties; and (iv) risk of loss as well as title will pass to Buyer after the Products are loaded to Buyer’s designated carrier.

1.16        “FDA” means the United States Food and Drug Administration.

1.17	“Finished Goods” shall mean all manufactured Products ready for sale by Seller to Buyer.
1.18	“Firm Commit” shall mean the mutually agreed quantity of Finished Goods, either currently at Seller’s inventory or Work In Process set forth in the Buyer Scheduling System, which shall become Buyer’s liability at termination of this Agreement.
1.19	“Improvement” shall mean any change, modification, development, invention or discovery (whether or not patentable) relating to the Products, the method of using the Products, Raw Materials, or the Specifications, or the method or process of manufacturing or producing the Products, solely in connection with the provision of services under this Agreement.
1.20	“Insolvency” shall have the meaning set forth in Section 9.3 of the Agreement.
1.21	“JVSF” shall mean the warehouse storage facility used by Buyer to store Products used in Buyer’s manufacturing operations located in [***].
1.22	“Material Commit” shall mean the mutually agreed quantity of Raw Material stock, either currently at Seller’s inventory or on commitment to purchase by Seller from its suppliers, set forth in the Buyer Scheduling System, which shall become Buyer’s liability upon termination of Agreement.

1.23	“MNDA” means the Mutual Confidentiality Nondisclosure Agreement dated May 22, 2019 as amended by that certain Amendment No. 1 to the Mutual Confidentiality and Nondisclosure Agreement dated November 2, 2020.
1.24	“MSA” shall mean the Master Services Agreement entered into by the Parties and effective March 3, 2020.
1.25	“Non-conforming Products” shall have the meaning set forth in Section 6.1 of the Agreement.
1.26	“Offer” has the meaning set forth in Section 9.7.1.
1.27	“Offeror” has the meaning set forth in Section 9.7.1.
1.28	“Products (each a Product)” shall mean those products produced by Seller for Buyer, as listed on Exhibit A (Products List) to this Agreement, manufactured in accordance with the Specifications (as hereinafter defined), along with any Improvements thereto.
1.29	“Quality Agreement” means the Supplier Quality Agreement between Buyer and Seller dated March 5, 2021
1.30	“Raw Material Specification” shall mean the specifications for the composition, manufacture, packaging, and/or quality control of the Raw Materials.
1.31	“Raw Materials” shall mean the materials and components required to manufacture and package the Products in accordance with the Specifications.
1.32	“Regulatory Authority” shall mean all governmental agencies or authorities regulating the manufacture, packaging, sale, shipment, storage, supply, sale and distribution of the Product.

1.33        Intentionally Reserved.

1.34	“Seller Initiated Notice” has the meaning set forth in Section 9.7.2.
1.35	“Specifications” shall mean the specifications for the design, composition, product safety assurance, manufacture, packaging, and/or quality control of the Products agreed upon by the Parties. Specifications shall include any such Specifications included in the MSA and any Statements of Work thereunder.
1.36	“Supplier Managed Inventory Program” shall mean an inventory program whereby Buyer will provide target inventory levels that will be managed by Seller. Seller will provide suitable storage facilities for maintaining an inventory of Products sufficient to satisfy Buyer’s purchase orders and all such inventory shall be segregated from all other of Seller’s inventory. Seller will monitor inventory, maintaining accurate Product counts and determine replenishment amounts of Products to ship to Buyer on predetermined replenishment days. Seller will ship at least the quantity suggested by Buyer. Buyer will create a purchase order based on Seller’s shipped quantity to receive Product into Buyer’s designated warehouse facilities. Seller agrees to ship Products to support Buyer’s production as reasonable as possible and Buyer reserves the right to return Seller’s Products shipped in excess of such ordered quantities.

1.37	“Term” has the meaning set forth in Section 2.3 of the Agreement.
1.38	“Tooling” shall mean any mold, equipment or capital asset purchased by Buyer or acquired on Buyer’s behalf and used in the production of Products by Seller for Buyer.
1.39	“Transaction Proposal” means any expression of interest, inquiry, proposal or offer from any person (other than Buyer or its Affiliates) relating to, or that could reasonably be expected to lead to a Change of Control of Seller.

1.40        “Work in Process” shall mean all Products that are not ready for shipment at Seller’s facility.

2	Upfront Payment, Milestone Payment and Term of Agreement

2.1            Upfront Payment. Buyer shall make a non-refundable payment in an amount equal to the Upfront Amount (as set forth on Exhibit A) to Seller within 30 days after the Effective Date.

2.2            Milestone Payment: Buyer shall make a Milestone Payment (as set forth in Exhibit A) within 60 days after achievement of both (i) completion of all development work necessary for commercialization of all of the Products as determined by Buyer in its reasonable discretion; and (ii) regulatory approval or clearance, as applicable, of all of the Products with all applicable Regulatory Authorities necessary for sale and distribution of all of the Products in [***].

2.3            Term. This Agreement shall commence on the date hereof and remain in effect until the third anniversary of the Effective Date, unless terminated sooner as expressly provided under the terms of this Agreement (the “Term”).

3	Supply of Products
3.1	Purchased Products. During the Term of this Agreement, Seller shall supply Products listed on Exhibit A (Products List), which shall conform to all Specifications that Buyer provides to Seller or that the Parties otherwise agree upon in writing. Seller shall not change the Specifications for any Products to be supplied to Buyer without obtaining Buyer’s prior written consent. Notwithstanding anything in this Agreement to the contrary, Seller will not subcontract any portion of the supply or manufacture of the Products without Buyer’s prior written consent.
3.2	Exclusivity of Purchases. During the Term, Buyer agrees to buy all Products that convey, monitor, or shield AEM Technology exclusively from Seller.

3.3            Forecasts.

3.3.1          After the initial period of Product ramp-up, trials, and Product release, Buyer and Seller will establish and maintain twelve month rolling forecasts, with the amounts for the first [***] months of such rolling forecast being considered a firm forecast (“Material Commit Period”), the next [***] months permitted to vary by up to [***] (“Firm Commit Period”) prior to entering the Material Commit Period, and the last [***] months being considered non-binding (“Authorized to Ship Period”). The Parties mutually agree to accommodate impact orders and variation in the amounts in order to respond to business demands. The initial forecast shall be the initial delivery schedule. Seller acknowledges and agrees that any forecasts provided by Buyer under this Agreement are highly sensitive Confidential Information of Buyer and that Buyer would suffer an irreparable injury if Seller were to disclose such forecasts to any person or entity in breach of Section 14 (Confidentiality; Intellectual Property) and the MNDA attached as Exhibit G.

3.3.2	Buyer will be responsible for purchasing all quantities of Products forecast within the Material Commit Period. Buyer will be responsible for all Raw Materials purchased to support the Firm Commit Period forecast to the extent such Raw Materials purchases are (i) reasonably consistent with prior Raw Materials purchases made in support forecast Product purchases, with evidence of such consistency provided to Buyer; and (ii) physically counted and verified, with evidence of such count and verification provided to Buyer. Further, Seller shall use all reasonable efforts to mitigate Buyer’s liability for any Raw Materials purchased by Seller for the Firm Commit Period forecast, including by using such Raw Materials to manufacture products for Seller’s other customers and returning such Raw Materials to Seller’s suppliers. Seller agrees that Buyer will not be liable for any Raw Materials disposed of as part of such mitigation efforts.
3.4	Inventory Management. Seller agrees to maintain a target inventory level for Raw Material, Work In Process and Finished Goods for each Product. Buyer will designate these targeted inventory levels as Material Commit, Firm Commit and Authorized to Ship in the Buyer’s Scheduling System, and Buyer shall be liable for payment to Seller therefor. Seller will maintain sufficient inventory of Raw Materials at its facility to support Buyer’s forecast plus [***] and will consume such Raw Materials as close as a first-in, first-out basis as commercially reasonable. Seller agrees not to source Raw Materials from unauthorized suppliers without prior written approval from Buyer. Seller shall be responsible for the quality of the Raw Materials and for their conformity with the Raw Materials Specifications and the Quality Agreement.

3.5	Seller Changes. Unless otherwise specified in the Quality Agreement, Seller will make commercially reasonable efforts to provide Buyer with at least [***] month’s advance written notice of its intent to: make changes to the Products, including but not limited to design, location of manufacture, manufacturing process or materials, programming or other inputs that would potentially impact the form, fit, function, performance or reliability of the Product. Without limiting the foregoing, Seller will not ship any such changed Product to Buyer without Buyer’s prior written consent. Seller will send the official change notification to [***] and copy the Buyer mentioned in the order information section on the ordering document. In the event a change to any Product is necessary in order to comply with applicable laws, rules and regulations (including current good manufacturing practices), Seller agrees to make commercially reasonable efforts to make any such minor changes at Seller’s sole cost and expense. More significant changes (changes that create a [***] or more increase in materials or processing costs) will be made with the collaboration and shared expense of the Buyer (including a mutually agreed change to the price of such changed Products). In the event any change to any Product is implemented under this Section, Buyer shall establish an appropriate qualification protocol, and Buyer and Seller shall determine an appropriate inventory level for the pre-change Product (if applicable) in order to cover on-going requirements during the qualification process.
3.6	Seller Suppliers. Seller agrees, where reasonably acceptable, to have written contracts in place with its suppliers and sub-contractors that include anti-counterfeit, tampering and quality provisions and Buyer will have the right to audit such contracts for the purpose of verifying compliance with this provision. Seller agrees to disclose to Buyer such information about Seller’s suppliers that details the upstream supply chain for all Raw Materials necessary for Product manufacturing. Such disclosure shall include controlled material flow documents.
3.7	Orders. Seller shall supply Buyer with those quantities of Products as (i) ordered by Buyer and/or (ii) Buyer has allowed Seller to ship under a Supplier Managed Inventory Program. All Products ordered by Buyer under this Agreement shall be delivered on or before the mutually agreed upon delivery date set forth in the purchase order but in no event shall Products be delivered earlier than two weeks prior to such delivery date without Buyer’s express written consent. Subject to the forecasts of Section 3.3 (Forecasts), the Parties acknowledge that Buyer is not obligated to buy any specific amount of Products under this Agreement. All purchase orders shall provide the Effective Price shown on Exhibit A (Products List) hereto. Any changes to or discrepancies in such pricing shall be approved by both Parties, in writing, prior to the fulfillment of the purchase order. All purchase orders shall be governed by the terms and conditions of this Agreement.
3.8	Shipping. Seller will ship all Finished Goods to AADF, JVSF or such other destination as FCA Seller’s facility, using Buyer’s designated logistics provider. All freight charges, except expedited shipping costs due to Seller caused delays, shall be borne by Buyer. All shipments must be accompanied by a packing slip and other required documentation, including those required by the Quality Agreement, which describes the articles, states the purchase order number and shows the shipment’s destination. Seller will pack all Products ordered hereunder in a manner suitable for shipment and sufficient to enable the Products to withstand normal and reasonable effects of shipping, including handling during loading and unloading as per Buyer’s packaging specification.
3.9	Discontinuing Products. Seller shall not discontinue Products during the Term of this Agreement.
3.10	Supply of Products to Affiliates. During the Term of this Agreement, an Affiliate of Buyer and Seller may agree for Seller to supply certain Products to such Buyer Affiliate, subject to the terms of a Participating Affiliate Supply Agreement. Each Participating Affiliate Supply Agreement shall set out the Products which Seller shall supply to such Buyer Affiliate and shall note any terms and conditions that differ from those of this Agreement. Except to the extent otherwise agreed in the Participating Affiliate Supply Agreement, the remaining terms and conditions of this Agreement shall apply to the Participating Affiliate Supply Agreement. Notwithstanding any other provision of this Agreement or such Participating Affiliate Supply Agreement, Seller agrees that each Buyer Affiliate acts on its own behalf only and in no event shall Buyer be liable to Seller for any activities conducted under a Participating Affiliate Supply Agreement. A sample Participating Affiliate Supply Agreement is attached to this Agreement in the form of Exhibit F (Form of Participating Affiliate Supply Agreement).
3.11	Performance Metrics Data.
3.11.1	On-time-delivery and defective parts delivered measurements and other performance metrics will be discussed regularly between Buyer and Seller as opportunities to enhance supplier performance. Seller states its objective of achieving Buyer’s performance targets, which will be communicated in writing to Seller.

3.12	Licenses. The Parties acknowledge that the Products incorporate both Parties’ intellectual property rights.
3.12.1	Subject to Section 3.12.4 (Post-Termination Rights), Seller hereby grants to Buyer [***.] For the avoidance of doubt, the specific license granted under this Section 3.12.1 shall terminate upon the termination or expiration of this Supply Agreement. Upon termination or expiration of this Supply Agreement the license provisions of Section 3.12.4 shall apply.
3.12.2	During the Term, Buyer hereby grants to Seller [***]. Seller shall not use, sell or transfer any Products (or any products made using any part of Buyer Materials or Tooling) to any person or entity other than Buyer. At Buyer’s option, Seller shall either destroy Non-Conforming Products (including components) using mutually agreed methods or dispose of Non-Conforming Products to an entity that has been pre-approved by Buyer in writing. [***] The license granted in this Section 3.12.2 automatically terminates upon termination of this Agreement. Upon termination of this Agreement, Seller shall immediately cease its use of the Buyer Materials and Tooling.
3.12.3	Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer [***] solely for inclusion on Buyer’s products incorporating the Product, as well as all related documentation, packaging, and promotional materials.
3.12.4	Notwithstanding Seller’s indemnification obligations as set forth in Section 12, in the event Buyer determines at its discretion that the Seller Trademarks may infringe, dilute or otherwise violate any registered or unregistered trademark of any third-party in a region or country or any third party makes a claim or threatens to make a claim against Buyer or Seller [***.]

If Buyer’s products incorporating a Product becomes, or at Seller’s discretion is likely to become, subject to a Seller Trademark Claim, Seller shall, at its sole option and expense, notify Buyer of such potential Seller Trademark Claim and advise Buyer as to steps being undertaken by Seller to rectify or remediate the matter.

3.12.5	Post Termination Rights. Upon expiration or termination of this Agreement for any reason, in accordance with Section 3.12.1, Seller hereby grants Buyer a [***].
3.13	Improvements.
3.13.1	From time to time during the Term, Buyer or Seller may submit to the other written proposals for the adoption, implementation or development of any Improvement to the Product as envisaged and developed within the terms and conditions set forth in this Agreement. In no event shall any such Improvement be implemented or made without the prior written approval of both Parties. If the Parties agree on any such Improvement, they shall modify the Specifications to reflect the same and shall review the Effective Price to be charged for such Product.
3.13.2	In the event any Improvement is implemented under this Section 3.13, Buyer shall establish an appropriate qualification protocol, and Buyer and Seller shall determine an appropriate inventory level for the pre-change Product in order to cover on-going requirements during the qualification process.
3.13.3	For any Improvement that is agreed by Buyer and Seller to be implemented into a Product, Seller shall exclusively retain all rights and ownership in such Improvement related to Encision-Contributed IP and Buyer (and Buyer’s employees, inventors, and agents) shall assign and hereby assigns all right, title and interest in such Improvement to Seller. Buyer shall cooperate to the extent necessary, at Seller’s expense, for Seller to perfect its ownership interest in such Improvement to Encision-Contributed IP, including, but not limited to, by executing any document necessary to record an assignment, execute a declaration in connection with any patent application, or any other such document that is required or requested by Seller in order to perfect its ownership rights in such Improvement.
3.13.4	Buyer shall own any and all rights in any Improvement that is not an Improvement to Encision-Contributed IP and that is agreed by Buyer and Seller to be implemented into a Product, and Seller (and Seller’s employees, inventors, and agents) shall assign and hereby assigns all right, title and interest in such Improvement to Buyer. Seller shall cooperate to the extent necessary, at Buyer’s expense, for Buyer to perfect its ownership interest in such Improvement, including, but not limited to, by executing any document necessary to record an assignment, execute a declaration in connection with any patent application, or any other such document that is required or requested by Buyer to perfect its ownership rights in such Improvement.
3.14	Support. Seller shall provide at least [***] hours of initial training related to the Products as well as relevant Product documentation to various Buyer personnel designated by Buyer, and thereafter shall make commercially reasonable efforts to provide Buyer with those technical, training, and support services and Product documentation related to the Products (collectively, the “Support Services”) commensurate with services and documentation provided to Seller’s other customers, as may be reasonably requested by Buyer and which can be delivered by Seller without material expense; provided that to the extent Buyer requests Support Services in writing and Seller cannot provide such Support Services without material expense to Seller, Seller shall provide such Support Services to Buyer at mutually agreed upon rates.

4           Products Prices

4.1	Products Prices. The prices (“Effective Prices”) for Products shipped by Seller during the Term of this Agreement shall be as set forth on the then current Effective Prices, expressed in Exhibit A (Products List) hereto, provided that the Parties may annually, in good faith, re-negotiate the Effective Prices to reflect material and documented changes in the costs paid by Seller for Raw Materials on a pass-through basis without markup where such changes in cost are in excess of [***]. Unless otherwise agreed in writing, Products shall be priced in US dollars. The prices charged by Seller to Buyer as set forth on such Exhibit shall be based on the shipping terms expressed in Section 3.8 of the Agreement.
4.2	Cost Improvement Projects. Seller agrees to collaborate with Buyer and use commercially reasonable efforts to achieve cost improvements that will reduce Product prices by a minimum average of [***]% per annum throughout the Term of this Agreement. Seller will submit any proposed changes to Buyer in writing and shall require Buyer’s approval prior to implementation. The Parties will negotiate the effective date for implementing any such mutually agreed upon cost improvement and Exhibit A (Products List) shall be modified by written amendment.
4.3	Payment Terms. Both Parties agree to manage payment terms depending on the type of order generated by Buyer. Payment terms to Seller for undisputed invoiced amounts shall be Net [***] days from Buyer’s receipt of invoices unless otherwise explicitly set forth in the purchase order.

4.4	Taxes.
4.4.1	Except as set forth in this Agreement, Buyer shall make all payments to Seller under this Agreement without deduction or withholding for any sales, use, gross receipts, excise, value-added, business, consumption, services, goods and services, withholding, personal property or other taxes (each individually referred to as “Tax”), except to the extent that any such deduction or withholding is required by applicable law or treaty. Each Party shall be responsible for taxes based on its own income, employment taxes of its own employees and for taxes on any property it owns or leases.
4.4.2	If any taxing authority imposes a VAT, GST, sales, use, service, consumption, business or similar Tax upon payments under this Agreement, then Buyer agrees to pay that amount if specified in a valid invoice or supply exemption documentation; provided, however, that applicable law requires Seller to charge and collect such Tax from Buyer and no valid exemption documentation has been supplied by Buyer to Seller. Seller is solely responsible for identifying, billing and collecting such required Taxes in all relevant federal, state, county, municipal and other taxing jurisdictions and for filing all required Tax returns in a timely manner. To the extent that Seller does not provide Buyer a valid invoice (i.e., an invoice compliant with this Agreement and the rules and regulations of the jurisdictions of both Seller and Buyer, including separate identification of the Tax where legally required), Seller shall assume any and all responsibility for non-compliance, including payment of the Tax and any interest and penalties. To the extent that a Tax is required by applicable law to be separately identified in Seller’s billings to Buyer, Seller shall separately identify the Tax and assume any and all responsibility for non-compliance, including payment of the Tax and any interest and penalties. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state sales, treaty certification and any other exemption certificates or information requested by a Party.

5           Asset Management

5.1	Seller shall maintain an updated list of all of Buyer’s Tooling located at Seller’s facility. Such list shall be available in writing, at Buyer’s request, and shall include any Tooling acquired or any disposed of during the preceding year.
5.2	Seller agrees to keep and maintain service life history, including routine and general maintenance, as well as calibration, for all Tooling used by Seller in the production of Products, where Seller is responsible for the Tooling service contracts. Buyer shall be responsible for all maintenance and repairs of Buyer’s Tooling during the warranty period. Buyer shall be responsible for all Consumable Tools during the Term of this Agreement.
5.3	Seller is responsible for providing a forecast to Buyer, including cost, timing and justification, of all Tooling replacement, acquisition and maintenance not later than June 30th of each year this Agreement is in effect for the following operating calendar year.
5.4	The Parties explicitly agree that all Tooling shall become and remain the property of Buyer at the time payment in full for the Tooling is received by Seller. Tooling shall be used by Seller only for the benefit of Buyer. Upon request by Buyer, Seller shall prepare Tooling for shipment ExWorks to Buyer’s designated logistics provider at Buyers cost. If Buyer requests the return of any Tooling from Seller, and Seller determines the return of such Tooling prevents Seller from providing the Products to Buyer, then Seller shall inform Buyer in writing, and Buyer and Seller shall negotiate a mutually acceptable resolution.

5.5	Seller will not sell, pledge, transfer or remove any buyer owned Tooling from its then-current site without prior written consent from Buyer.

6           Acceptance of Products; Corrective Actions.

6.1	After receipt of any Products at Buyer’s facility, Buyer is responsible for examining the Products to determine if they conform to the Specifications and are free from defects in material and workmanship, and, on the basis of such examination, Buyer shall accept or reject such shipment. Any claims for failure to conform to the Specifications or other defects (such claims “Claims” and such non-conforming products, “Non-conforming Products”) shall be made in writing by Buyer to Seller, indicating the nonconforming characteristics of the Products. Non-conforming Products will either be (i) returned to Seller at Seller’s expense for remedial process, (ii) destroyed by Buyer as mutually agreed upon, or (iii) accepted by Buyer subject to the non-conforming condition as mutually agreed upon.
6.2	Without prejudice to any other remedy which Buyer may have, Seller shall replace at its own cost and expense (including reimbursement of freight, Raw Materials and disposition costs) all Non-conforming Products. Without limiting the generality of the foregoing, in such case Buyer reserves the right to (a) have Seller manufacture and supply Product on an expedited basis to replace the Non-conforming Product, or (b) have Seller credit Buyer for the amount and value of Non-conforming Product. Buyer will control the disposition process and will inform Seller thereof. The foregoing shall be without prejudice to the Buyer’s other rights and remedies, including, without limitation, the right to claim all damages and losses incurred, including, without limitation, incidental and consequential damages.
6.3	Upon Buyer’s examination and acceptance of Products to Specifications, Buyer hereby releases Seller from all Claims for non-conformity except Claims for defects not reasonably detectable at the time of acceptance. Except as provided herein, Buyer’s acceptance of such Products shall not constitute a waiver of any rights of Buyer or a release of any obligations of Seller.
6.4	In the event any governmental agency having jurisdiction shall request or order, or if Buyer shall determine to undertake, any corrective action with respect to any Product (but not with respect to any finished product containing or contained in any Product), including any recall, corrective action or market action, and the cause or basis of such recall or action is attributable to a breach by Seller of any of its warranties, guarantees, representations, obligations or covenants contained herein, then Seller shall be liable, and shall reimburse Buyer for the reasonable costs of such action including the cost of any Product.

7           Regulatory Matters.

7.1	If required, Seller shall register its manufacturing facility or facilities for Products with the appropriate Regulatory Authority, and permit representatives of the Regulatory Authority to inspect any such facility upon request. Unless otherwise agreed in this Agreement, the MSA, or a Statement of Work between the parties, Seller shall be responsible (at Buyer’s expense and subject to Buyer’s prior written approval) for obtaining Regulatory Authority approval for the Products in the timelines agreed upon in this Agreement, the MSA, or a written Statement of Work, as needed and required by the applicable Regulatory Authority, to sell, manufacture and distribute its products. Upon request, Seller shall provide Buyer with Product Specifications, testing, procedures, labeling, data and/or any other pertinent data, as required to support regulatory filings.
7.2	Subject to Section 7.3, Seller shall keep full, complete and proper records and accounts of all information relating to the Products, their manufacture, and prices charged to Buyer in sufficient detail to enable the verification of Seller’s compliance with this Agreement. Buyer shall have the right to audit, inspect, and copy (or appoint an independent certified public accounting firm to that end) the records of Seller as necessary to verify Seller’s compliance with this Agreement. Such audit shall be at Buyer’s expense. Buyer may exercise its right of audit no more frequently than once in any calendar year. Seller shall preserve and maintain all records and accounts required under this Section 7.2 during the Term and for a period of two (2) years thereafter. All information obtained during any inspection shall be considered the Confidential Information of Seller and subject to the confidentiality restrictions herein.
7.3	Unless otherwise specified in the Quality Agreement, Seller (and their respective Affiliates, subcontractors and agents) shall use all paper or electronic records, files, documents, work papers and other information in any form, whether marked “confidential” or not (the “Files and Work Papers”) relating to any of the activities set forth herein only as permitted by the terms and conditions set forth under Exhibit I (the "Records Policy"). Seller (and their respective Affiliates, subcontractors and agents) shall maintain the records necessary to demonstrate compliance with the Records Policy and shall provide to the Buyer, upon request, a written certification of such compliance while this Agreement is in force.

8           Non-Exclusive Agreement. This is a non-exclusive agreement and nothing in this Agreement shall restrict or exclude the Seller from selling Products to any party and engaging in commercial transactions, activities and relationships with other parties regarding its products and technology including, without limitation, with respect to standard or robotic surgical applications.

9	Termination
9.1	Termination by Buyer without Cause. Buyer reserves the right to terminate this Agreement at any time without cause during the Term upon one hundred eighty (180) days prior written notice to Seller.
9.2	Breach. This Agreement may be terminated at any time by either Party by giving written notice of termination, stating the grounds therefor if the other Party shall materially breach or materially fail to perform any representation, warranty, guarantee, covenant or obligation under this Agreement. The Party receiving the notice of termination shall have sixty days from the date of receipt thereof to cure the breach or failure. In the event such breach or failure is cured, the notice of termination shall be of no effect.

9.3	This Agreement may be terminated by either Party in the event of the other Party’s insolvency (“Insolvency”), which shall be defined as follows:
9.3.1	the other Party hereto shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or
9.3.2	the other Party hereto shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the “Bankruptcy Code”), (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; or
9.3.3	a proceeding or case shall be commenced against the other Party hereto in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the Party or of all or any substantial part of its assets, or (3) similar relief in respect of the Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstained and in effect for a period of 60 days; or an order for relief against the other Party hereto shall be entered in an involuntary case under the Bankruptcy Code.
9.4	Effect of Termination. Termination of this Agreement for any reason shall not release either Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such termination, nor affect in any way the survival of any other right, duty or obligation of either Party hereto which is expressly stated elsewhere in this Agreement to survive such termination. In the case of any termination with respect to one or more Products but not this entire Agreement, this Agreement as a whole shall remain valid and binding as to all Products not named in the notice of termination.

9.5	End of Life Supply Plan. The Parties agree that within (i) 60 days of Buyer exercising its termination rights under Section 9.1 (Termination by Buyer without Cause), or (ii) 30 days of Buyer exercising its termination rights under Section 9.2 (Breach), the Parties will develop a plan to wind down the Parties’ relationship (the “End of Life Plan”). Such plan shall maintain the then current pricing for the affected Products and shall set out the obligations of Seller’s continued supply of affected Products during the End of Life Supply Plan. Buyer agrees to pay for all inventory produced to support the [***] month Material Commit Period forecast and all Raw Materials purchased to support the rolling [***] month Firm Commit Period forecast that cannot be reasonably re-purposed for Seller’s other customers or returned to the applicable supplier in accordance with Section 3.32.
9.6	Transfer of Assets and Documentation. Upon (i) any termination of the Agreement by either Party either in whole or with respect to one or more specified Products; or (ii) any bankruptcy, insolvency or cessation of Seller’s business:
9.6.1	Seller will pack and have ready for shipment to the location determined by Buyer all of Buyer’s owned Tooling, equipment and material within two weeks after the completion of the End of Life Plan. Shipping terms associated to such materials will be ExWorks where title and risk of loss of the shipment as well as the freight will be the responsibility of Buyer as soon as the Tooling, equipment and material are suitable for shipment and Seller is capable of delivery to Buyer’s designated logistics provider.
9.7	Transaction Proposal
9.7.1	Upon receipt of a formal offer from any person or entity (other than Buyer or its Affiliates) (the “Offeror”) relating to, or reasonably likely to result in discussions or negotiations relating to a Transaction Proposal (an “Offer”) Seller shall promptly, and in any event, within 48 hours, notify Buyer in writing thereof (the “CoC Notice”). The CoC Notice shall include the identity of the Offeror and the substance of the Offer, except that the Parties agree that Seller shall not be required to disclose such identity or such substance in the CoC Notice if the terms of the Offer are (by its terms) confidential. Subject to the provisions of Section 9.7.3 Seller agrees that it will not enter into any agreement, arrangement or understanding with the Offeror or any third party relating to any Transaction Proposal or Offer, including any exclusivity arrangement, confidentiality agreement or indication of interest, sooner than seven (7) calendar days following the giving of the CoC Notice (“Transaction Proposal Waiting Period”). In the event that Seller has not executed a definitive agreement pertaining to a Transaction Proposal or Offer with the Offeror or any third party within 120 days of the giving of any CoC Notice, the provisions of this Section 9.7.1 shall apply again.
9.7.2	Seller shall not, directly or indirectly, offer, solicit, propose, discuss or negotiate any Transaction Proposal or otherwise take any action that would frustrate or circumvent this Section 9.7, unless it first provides written notice to Buyer (“Seller Initiated Notice”); provided further that, subject to the provisions of Section 9.7.3, Seller agrees that it will not enter into any agreement, arrangement or understanding relating to any Transaction Proposal, including any exclusivity arrangement, confidentiality agreement or indication of interest, sooner than seven (7) calendar days following the giving of the Seller Initiated Notice (the “Seller Initiated Notice Waiting Period”). In the event that Seller has not executed a definitive agreement pertaining to a Transaction Proposal within 120 days of the giving of any Seller Initiated Notice, the provisions of this Section 9.7.2 shall apply again.

9.7.3	The Parties agree that Seller shall not be required to comply with the provisions of 9.7.1 related to the Transaction Proposal Waiting Period or the proviso in Section 9.7.2 related to the Seller Initiated Notice Waiting Period in the event that Seller’s board of directors determines in good faith that compliance with such sections would conflict with the fiduciary duties of Seller’s board of directors under applicable law.
9.7.4	Sellers obligations under this Section 9.7 shall terminate upon any termination of this Agreement.
9.8	Survival. The following provisions shall survive termination of this Agreement: Sections 1, 2.3, 3.12.4, 3.13.3, 3.13.4, 3.14, 4.4, 5.4, 5.5, 6, 7, 9.4, 9.5, 9.6, 9.8, 10.2, 10.3, 10.4, 10.5, 11, 12, 14, 17, 18, 19, 20, 21, 22, 23 and 24. Notwithstanding the foregoing, the terms and conditions of this Agreement shall survive for any binding, blanket or repair purchase orders issued prior to the expiration or termination of this Agreement and such purchase orders shall continue to be subject to this Agreement until such purchase orders are completed, terminated or modified by mutual agreement of the Parties in accordance with this Agreement. For the avoidance of doubt, Buyer may sell any Product received or in its inventory after the termination or expiration of this Agreement, including Products from such purchase orders.

10       Representations and Warranties.

10.1	Seller represents and warrants to Buyer that all Products supplied in connection with this Agreement shall be free from defects in material and workmanship and shall be manufactured and provided by Seller (i) in accordance and conformity with the Specifications, (ii) in compliance with all applicable federal, state or municipal statutes, laws, rules or regulations, including those relating to the environment, food or drugs and occupational health and safety, (iii) without infringing or misappropriating the intellectual property rights of third parties, and (iv) in adherence to the Johnson & Johnson Responsibility Standards for Suppliers (posted on JNJ.com: https://www.jnj.com/partners/responsibility-standards-for-suppliers).
10.2	Seller shall not be liable under any circumstances for any losses arising from Buyer’s subsequent use or misuse of the Products which result from:
10.2.1	Buyer’s willful misconduct;
10.2.2	Buyer’s gross negligence, or that of its agents or employees; or
10.2.3	any alteration or repair of the Products by any manufacturing process or otherwise by any party besides Seller (or any third party making the alteration or repair at Seller’s instruction), save for any latent defect which means that the Products did not comply with the Specifications.

10.3	Without limiting the foregoing, Seller represents and warrants that, it shall comply with all present statutes, laws, ordinances and regulations relating to the manufacture, assembly and supply of the Products being provided hereunder, including, without limitation, those enforced by the FDA (including compliance with good manufacturing practices), MFDS, and PMDA, and International Standards Organization Rules 9,000 et seq. Seller further represents and warrants to Buyer that Seller has not been debarred by the applicable Health Authority, nor have debarment proceedings against Seller been commenced. Seller agrees to immediately notify Buyer if any such proceedings commence or if Seller is debarred by the FDA. Seller agrees to procure and maintain in full force and effect during the Term of this Agreement valid and collectible insurance policies in connection with its activities as contemplated hereby which policies shall be in compliance with Exhibit B (Seller Insurance Requirements) annexed hereto. Upon Buyer’s request, Seller shall provide to Buyer a certificate of coverage or other written evidence reasonably satisfactory to Buyer of such insurance coverage.
10.4	Subject to Section 6 (Acceptance of Products; Corrective Actions), as the exclusive warranty remedy, Seller will, during the period of 12 months after acceptance of a Product to Buyer, promptly repair or replace any Product that does not comply with Sections 10.1 and 10.3 at Seller’s sole cost and expense. All repaired and replaced Products, in whole or in part, will be re-delivered to Buyer at Seller’s sole cost and expense and will be subject to the same warranties set forth in this Section 10 (e.g., the 12 month warranty period will start over with respect to such repaired or replaced Product, in whole or in part). Seller’s warranty shall not apply to any Product has been altered or damaged because of misuse, negligence or improper maintenance.
10.5	Disclaimer of Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND SELLER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.
11	Inspection of Premises and Financial Information.

11.1        Buyer shall have the right, upon reasonable notice to Seller and during regular business hours, to inspect and audit the facilities being used by Seller for production of the Products to assure compliance by Seller with applicable laws, rules and regulations, the Johnson & Johnson Policy on Employment of Young Persons set forth in Part E of the Supplemental Terms (as that term is defined below) (or such later version thereof as Buyer provides written notice to Seller) and with all other provisions of this Agreement. Seller shall within thirty (30) days remedy any deficiencies which may be noted in any such audit, and the failure by Seller to remedy any such deficiencies within such thirty (30) day period shall be deemed a material breach of this Agreement. Seller acknowledges that the provisions of this Section 11 granting Buyer certain audit rights shall in no way relieve Seller of any of its obligations under this Agreement, nor shall such provisions require Buyer to conduct any such audits.

11.2	Seller shall develop and maintain in effect at all times during the Term a comprehensive business continuity plan (“BCP”) for the supply of Product. The BCP for purposes of this Agreement is a detailed action plan designed for the uninterrupted supply of Product to Buyer.

12       Indemnification.

12.1	Each Party shall indemnify and hold harmless the other Party and each Party’s Affiliates and each of their respective officers, directors and employees from and against any and all third party claims, losses, damages, judgments, costs, awards, expenses (including reasonable attorneys’ fees) and liabilities of every kind (collectively, “Losses”) arising out of or resulting from (i) any breach by such Party of any of its obligations or warranties under this Agreement, (ii) in the case of Seller as the indemnifying Party, any product liability or similar claim asserted by any person attributable to the design or manufacture of any Product purchased by Buyer, or (iii) in the case of Buyer as the indemnifying Party, any product liability or similar claim asserted by any person attributable to the design or manufacture of any products sold by Buyer (but not related to Products purchased by Buyer from Seller hereunder).
12.2	Each indemnified Party agrees to give the indemnifying Party prompt written notice of any matter upon which such indemnified Party intends to base a claim for indemnification (an “Indemnity Claim”) under this Section 12. The indemnifying Party shall have the right to participate jointly with the indemnified Party in the indemnified Party’s defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate; provided that the indemnifying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified Party from the Indemnity Claim. The indemnifying Party shall obtain the written consent of the indemnified Party, which consent shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner.

12.3	IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL DAMAGES, EXEMPLARY DAMAGES, PUNITIVE DAMAGES, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS), OR LOSS OF BUSINESS, RECORDS, DATA, USE, REVENUE, OR ANTICIPATED SAVINGS, OR OTHER ECONOMIC LOSS, WHETHER OR NOT THE PARTY OR ITS AFFILIATES WERE INFORMED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES; IN SUCH JURISDICTIONS. IN NO EVENT SHALL THE TOTAL LIABILITY OF SELLER UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID TO SELLER UNDER THIS AGREEMENT. THE Disclaimers and limitations OF LIABILITY IN THIS SECTION 12.3 DO NOT APPLY TO INDEMNIFICATION OBLIGATIONS UNDER SECTION 12.1 (INDEMNIFICATION), FRAUD, WILLFUL OR INTENTIONAL MISCONDUCT or gross negligence, EITHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 14 (CONFIDENTIALITY; Intellectual Property), Seller’s FAILURE TO COMPLY WITH ITS DATA PROTECTION OBLIGATIONS UNDER SECTION 23.1, or either party’s failure to comply with applicable law.

13       Force Majeure.

13.1	If either Party is prevented from performing any of its obligations hereunder (except payment of money) due to any cause which is both unforeseeable and beyond the non-performing Party’s reasonable control, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a “Force Majeure Event”), such non-performing Party shall not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event. Such non-performance will be excused for three months or as long as such event shall be continuing (whichever occurs sooner), provided that the nonperforming Party gives prompt written notice to the other Party of the Force Majeure Event. Such non-performing Party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. For the avoidance of doubt, any impact on performance of a Party’s obligations under this Agreement as a result of COVID-19 will not be covered under this Section 13.1. COVID-19 is now a foreseeable event and performance related issues caused by COVID-19 related issues cannot be excused under this Section 13.1. Other than a Force Majeure Event subject to the parameters of this Section 13.1, neither Party will assert any excuse or defense to a breach of contract claim under the doctrine of “impossibility,” “impracticability” or “frustration of purpose” or other similar legal argument.
13.2	In the event a Force Majeure Event or a shortage of Raw Materials that causes Seller to allocate limited resources among Seller’s customers, Seller will not give other non-end-user customers priority over Buyer with respect to such resources.
13.3	Subject to the provisions of Section 13.1, in the event that due to the occurrence of a Force Majeure Event, Seller is unable to supply Products under this Agreement in such quantities as Buyer requests in compliance with the delivery periods set forth in this Agreement for a period of thirty days, Buyer may seek temporary alternate sourcing of the Products. Seller should use all reasonable efforts to assist Buyer, including providing any product specifications and other documentation necessary to manufacture the Products in the event Buyer seeks temporary alternate sourcing of the Products under this Section 13.3. Subject to the provisions of Section 13.1, in the event that due to the occurrence of a Force Majeure Event, Seller is unable to supply Products under this Agreement in such quantities as Buyer requests in compliance with the delivery periods set forth in this Agreement for a period of three months, Buyer may suspend or terminate this Agreement immediately by providing notice to Seller.

14	Confidentiality; Intellectual Property.

14.1        The Parties acknowledge and agree that the MNDA attached hereto as Exhibit G, is incorporated by reference into this Agreement and subject to the terms of this Section 14 shall govern and be binding on the Parties with respect to the disclosure, receipt and use of Confidential Information (as defined in the MNDA) in connection with this Agreement. The Parties further agree that notwithstanding the term stated in the MNDA, (i) each Party’s obligations with respect to the Confidential Information of the other Party under the MNDA and this Agreement shall survive in accordance with Section 9.8 (Survival); (ii) the MNDA shall be coterminous with this Agreement and neither Party may terminate the MNDA separate from this Agreement; and (iii) the Purpose, as defined in the MNDA, shall be deemed to encompass the terms and conditions of this Agreement in addition to those of the MNDA.

14.2	Without limiting the foregoing, Seller agrees that neither Seller nor any of its Affiliates shall sell or distribute, or authorize the sale or distribution by any third party of, the Products using Tooling or Buyer’s Specifications provided or any other intellectual property rights of Buyer to any third party.
14.3	The Parties acknowledge that Buyer may suffer an irreparable injury if Seller were to breach the provisions contained in this Section 14 and that Buyer is, by reason of such breach or threatened breach, entitled to seek injunctive relief in a court of appropriate jurisdiction, in addition to any other remedies available at law or in equity.

15       Compliance with Certain Laws.

15.1	Seller agrees to comply with the applicable provisions of any Federal or state law and all executive orders, rules and regulations issued thereunder, whether now or hereafter in force, including Executive Order 11246, as amended, Chapter 60 of Title 41 of the Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex or national origin; Section 60-741.1 of Chapter 60 of 41 Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of physical or mental handicap; Section 60.250.4 of Chapter 60 of 41 Code of Federal Regulations, as amended, providing for the employment of disabled veterans and veterans of the Vietnam era; Chapter 1 of Title 48 of the Code of Federal Regulations, as amended, Federal Acquisition Regulations; Sections 6, 7 and 12 of the Fair Labor Standards Act, as amended, and the regulations and orders of the United States Department of Labor promulgated in connection therewith; and any provisions, representations or agreement required thereby to be included in this Agreement are hereby incorporated by reference. If any Products is ordered by Buyer under U.S. government contracts, Seller agrees that all applicable federal statutes and regulations applying to Buyer as a contractor are accepted and binding upon Seller insofar as Seller may be deemed a subcontractor.

16	Relationship of the Parties.

16.1        The relationship of Buyer and Seller established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking.

17       Publicity.

17.1	Neither Party shall originate any publicity, news release, or other announcement, written or oral, whether to the public press, the trade, any customers of either Party or otherwise, relating to this Agreement, or to performance hereunder or the existence of an arrangement between the Parties nor file this Agreement with any governmental entity or other person, without the other Party’s prior written consent. Notwithstanding the foregoing provisions of this Section 17, either Party may make any public written disclosure it believes in good faith, based upon the reasonable opinion of its counsel, such disclosure is required by applicable law; provided that prior to making such disclosure, the Party seeking to make such disclosure shall first provide the other Party with a copy of the materials proposed to be disclosed (or the content of any oral disclosure proposed to be disclosed) as soon as practical prior to such disclosure to provide the other Party with an opportunity to review and comment on the proposed disclosure and such Party shall consider in good faith any comments or redactions provided by the other Party; provided further that in the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which, in the reasonable opinion of such Party’s counsel or independent financial auditor, requires disclosure of this Agreement, the terms and conditions of this Agreement or other information relating to this Agreement or the transactions contemplated hereby under the Securities Act of 1933, as amended, the Exchange Act or any other applicable securities law, such Party shall notify the other Party of such intention and opinion and shall provide such other Party with a copy of relevant portions of the proposed filing as soon as practical prior to such filing, including any exhibits thereto, and the Party making such filing shall seek confidential treatment of this Agreement, the terms and conditions of this Agreement or other information relating to this Agreement or the transactions contemplated hereby or any portion thereof that such other Party reasonably requests be kept confidential (and/or redact such portions that such other Party reasonably requests be kept confidential).

18       Dispute Resolution.

18.1	Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before a single arbitrator in accordance with the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where those rules conflict with this provision, in which case this provision controls. The arbitrator shall be selected within twenty (20) business days from commencement of the arbitration from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties. Within forty-five (45) days of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight (8) months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the arbitrator and adhered to by the Parties. The arbitration shall be held in New York, New York and the arbitrator shall apply the substantive law controlling this Agreement, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator may award the costs and expenses of the arbitration as provided in the CPR Rules, but each Party shall bear its own attorney fees.
18.2	Prior to commencement of arbitration, the Parties must attempt to mediate their dispute using a professional mediator selected by agreement from American Arbitration Association, the CPR Institute for Dispute Resolution or like organization or, absent agreement, through selection procedures administered by the CPR. Within a period of forty-five (45) days after the request for mediation, the Parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than forty-five (45) days absent agreement of the Parties or interfere with the availability of emergency relief. Rule 14 of the CPR Rules does not apply to this Agreement. All aspects of the mediation and arbitration shall be treated as confidential.
18.3	Each Party has the right to seek from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute. Each Party acknowledges that if there is a breach or threatened breach of Sections 3.9, 7, 14, 15, and 18.4, Buyer’s remedies at law would be inadequate, and that the damages arising from any such breach are not readily measured in monetary terms. Accordingly, in the event of such breach or threatened breach, Buyer, in addition to any monetary damages, will be entitled to seek immediate injunctive relief and may obtain an order restraining any threatened or further breach without the posting of a bond or proof of monetary damages.
18.4	Seller will continue performing its obligations while a dispute is being resolved except to the extent the issue in dispute precludes performance (disputes regarding amounts owed will not be deemed to preclude performance). Buyer will not withhold undisputed payments for product delivered to Buyer.
18.5	EACH PARTY HERETO WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, AND (2) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

18.6	BUYER SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.
19	Entire Agreement; Amendments and Conflicts.

19.1        It is the mutual desire and intent of the Parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The Parties have, in this Agreement, incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither Party makes any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement (i) constitutes the entire Agreement and understanding between the Parties with respect to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement and (ii) supersedes all previous understandings, Agreements and representations between the Parties, written or oral.

19.2	No modification, change or amendment to this Agreement shall be effective unless in writing signed by each of the Parties hereto, and to the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, invoice, confirmation, acceptance or any other similar document in connection with this Agreement, the terms of this Agreement shall govern unless expressly stated otherwise in a writing signed by each of the Parties hereto and such writing includes the section number of this Agreement that both Parties agree no longer governs for the matter(s) covered thereby.
20	Notices.

20.1        All notices and other communications hereunder shall be in writing and delivered personally or mailed by overnight U.S. mail, postage prepaid, or by certified or registered U.S. mail, return receipt requested, postage prepaid, or sent by Federal Express or another nationally recognized courier service (billed to sender), to the Parties at the following addresses:

If to Seller:

Gregory J. Trudel

President & CEO

Encision Inc.

6797 Winchester Circle

Boulder, CO 80301

If to Buyer:

[***]

Director of Procurement

Auris Health, Inc.

150 Shoreline Drive

Redwood City, CA 94065

With copies to:

[***]

Vice President of Law

Auris Health, Inc.

150 Shoreline Drive

Redwood City, CA 94065

or to such other place as a Party may designate by written notice to the other.

21       Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other, except that Buyer may assign its rights and/or obligations hereunder to any of its Affiliates, with prior written notice to Seller. For purposes of this Section 22, a Change of Control of Seller will not be deemed (i) an assignment which requires the prior written consent of Buyer or (ii) an event which would provide Buyer a right to terminate this Agreement. Any assignment in contravention to this Section 22 shall be null and void. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns.

22       Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both Parties remain substantially unimpaired, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

23	Data Protection, Record Keeping, Supplier Diversity and Product Stewardship

23.1        Seller acknowledges that Seller has read Part D and Part F of Buyer’s Supplemental Terms Governing Agreements for Services Performed for Ethicon, Inc., Ethicon, LLC, Ethicon US, LLC, Ethicon Endo-Surgery, Inc. Ethicon Endo-Surgery, LLC, Obtech Medical Sàrl or Sterilmed, Inc. (the “Supplemental Terms”) available at:

https://www.ethicon.com/na/supplemental-contract-terms-overview

(or if Seller does not have Internet access that Buyer has provided Seller with a hard copy of the Supplemental Terms).  Seller agrees that Part D and Part F of the Supplemental Terms in effect as of the effective date of this Agreement are hereby incorporated into this Agreement by reference, having the same force and effect as if fully set forth herein.

23.2        Intentionally Omitted.

23.3        Material Declaration. Seller agrees to execute and deliver to Buyer a Negative Material Declaration in the form of Exhibit D (Negative Material Disclosure Declaration) contemporaneously with Seller’s execution of this Agreement. During the Term of the Agreement, Seller further agrees to provide an updated Negative Material Declaration to Buyer in the event of any change to a previously provided Negative Material Declaration and in any event not less than once per year.

23.4        Wood Pallets. Seller agrees that it shall comply with Buyer’s Policy for Wood Pallets, set forth on Exhibit E (Policy on Wood Pallets) to this Agreement. Further, Seller shall certify compliance with such policy at least annually. Such certification shall be sent to Buyer pursuant to the notice provisions set forth in Section 20 (Notices). Buyer has the right to reject any product or materials that fail to comply with this policy.

24       Governing Law

24.1        The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. This Agreement instead shall be construed according to and governed by the laws of the State of New Jersey excluding any conflict of law provisions thereof that might cause the laws of another jurisdiction to apply.

24.2        Seller agrees to comply with the provisions set out on Exhibit H (FCPA/Anti-Bribery).

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Supply Agreement to be executed by their duly authorized respective representatives as of the date set forth below.

Auris Health, Inc. Encision, Inc.

By: /s/ Céline Martin Name: Céline Martin Title: Company Group Chairman Digital Surgery Date: 8/23/2021	By: /s/ Gregory J. Trudel Name: Gregory J. Trudel Title: President and CEO Date: 8/23/2021

EXHIBITS:

EXHIBIT A – PRODUCTS LIST

EXHIBIT B – SELLER INSURANCE REQUIREMENTS

EXHIBIT C – ENCISION CONTRIBUTED IP

EXHIBIT D – NEGATIVE MATERIAL DISCLOSURE DECLARATION

EXHIBIT E – POLICY ON WOOD PALLETS

EXHIBIT F – FORM OF PARTICIPATING AFFILIATE SUPPLY AGREEMENT

EXHIBIT G – MUTUAL CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

EXHIBIT H – FCPA/ANTI-BRIBERY

EXHIBIT I – RECORDS POLICY

EXHIBIT J – RESERVED

EXHIBIT K – SELLER TRADEMARKS

EXHIBIT A

PRODUCTS LIST

Buyer Part Number	Seller Part Number	Product or Service Description
304-006628-00	EM3	AEM® EM3 Burn Protection Monitor
300-020450-00	EM3-60A	[***]
OTT400 (Product code)	ES4107A	[***]

EFFECTIVE PRICES PER UNIT

[***]	$[***] each (ES4107A)
[***]	$[***] each (EM3-60A)
EM3 Capital	$[***] each (EM3)

UPFRONT AMOUNT: $[***]

MILESTONE PAYMENT: $[***]

Other Products (and prices for such Products) to be added as agreed by the Parties.

EXHIBIT C

ENCISION CONTRIBUTED IP

[***]